EX-23 I(2)
                                                                   April 5, 2002


SANTA BARBARA GROUP OF MUTUAL FUNDS, INC.
107 South Fair Oaks Blvd., Suite 315
Pasadena, California 91105

     RE:  SANTA BARBARA GROUP OF MUTUAL FUNDS, INC.,
          FILE NOS. 811-07414 and 033-56546

Ladies and Gentlemen:

     A legal opinion that I prepared was filed with Post-Effective Amendment No. 10 to the Santa Barbara Group of Mutual Funds, Inc. Registration Statement (the "Legal Opinion"). I hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 11 to the Registration Statement (the "Amendment"), and consent to all references to us in the Amendment.

Very truly yours,

/s/  David D. Jones
---------------------------
David D. Jones